Exhibit 99.01

ASHTON WOODS USA L.L.C. ANNOUNCES THE EXTENSION OF ITS EXCHANGE OFFER FOR ITS 9.5% SENIOR SUBORDINATED NOTES DUE 2015

ATLANTA, April 6, 2006/PRNewswire/ -- ASHTON WOODS USA L.L.C. (Bloomberg: ASHWOO) announced today that it is extending its offer to exchange all of its outstanding 9.5% Senior Subordinated Notes due 2015 (the “Outstanding Senior Subordinated Notes“) for its 9.5% Senior Subordinated Notes due 2015 which have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Outstanding Senior Subordinated Notes were issued pursuant to Rule 144A under the Securities Act on September 21, 2005. The offer was scheduled to expire at 5 p.m. New York City time on April 5, 2006. The offer is being extended until 5 p.m. New York City time on April 7, 2006 in order to allow for the completion of tenders of the Outstanding Senior Subordinated Notes. As of 5 p.m. April 5, 2006, an aggregate principal amount of approximately $124 million of the Outstanding Senior Subordinated Notes had been tendered.

This announcement is not an offer to sell any securities or a solicitation of an offer to buy any securities. The exchange offer was made solely by means of a prospectus dated March 6, 2006. A copy of the prospectus and offering material relating to the exchange offer may be obtained by contacting Mr. Raymond Haverstock at U.S. Bank National Association, Corporate Trust Services, EP-MN-WS3C, 60 Livingston Avenue, St. Paul MN 55107-1419.